EXHIBIT 10.2

AMENDMENT NO. 1 TO REVOLVING LINE OF CREDIT AGREEMENT

This Amendment No. 1 to Revolving Line of Credit Agreement between AEMETIS INTERNATIONAL INC., (formerly known as “International Biodiesel, Inc.”), a Nevada corporation (the “Company”) and LAIRD Q. CAGAN ("Lender”) is entered into October 16, 2012 and effective as of July 1, 2012 (the "Amendment”).

RECITALS

A. The Company and Lender entered into a certain Revolving Line of Credit Agreement, dated as of August 17, 2009 (the “Agreement”).  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B. The Company and Lender wish to extend the Agreement to July 1, 2014.

C. The Company previously agreed to pay Lender a fee of 5% of the outstanding balance of the Revolving Line for each one year extension of the Agreement (“Note Extension Fee”), payable in cash or stock, at the same conversion price and terms.  A five percent (5%) fee will be incurred by the Company upon the extension of the maturity date to July 1, 2014.

D. The Company and Lender have agreed to a time-to-time right to convert interest and fees earned on unpaid balance at time of conversion per the terms in the Subordination Agreement dated October 18, 2010.

E. The Company and Lender have agreed that the rate of conversion, should the fee and accrued interest be paid in stock, (per the Assignment Agreement dated September 30, 2011), equates to one (1) share of stock at the average 22 day trailing daily closing price from the date of notice of conversion, plus any accrued and unpaid interest and fees as of the date of notice of conversion.

AGREEMENT

I. Amendments.  As of July 1, 2012, the following sections of the Agreement shall be and hereby are amended as follows:

SECTION 2, first paragraph of the Agreement is deleted in its entirety and amended by inserting the following in its place.

2. Lender hereby establishes for a period extending to July 1, 2014 (the “MATURITY DATE”) a revolving line of credit (the “CREDIT LINE”) for Borrower in the principal amount of Five Million Dollars ($5,000,000.00) (the "CREDIT LIMIT”).  In connection herewith, Borrower shall execute and deliver to Lender a Promissory Note (the “Note”) in the amount of the credit limit and in the form and content satisfactory to Lender.  All sums advanced on the Credit Line or pursuant to the terms of this Loan Agreement (each an “ADVANCE”) shall become part of the principal of said note.

SECTION 5 REPAYMENT of the Agreement is deleted in its entirety and amended by inserting the following in its place:

5. REPAYMENT.  Interest shall be paid monthly.  The unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date.  All payments shall be made to the Lender at such place as Lender may, from time to time, designate.  All payments received hereunder shall be applied first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.  Borrower may prepay principal at any time without penalty. The conversion right allows for a one-time conversion of interest and fees earned on unpaid balances for each conversion into stock. Any payments made by the conversion of interest into stock reduces the amount of interest and fees convertible in the future by the amount of the payment. Any payments made using the conversion of interest into stock where the lender otherwise directs the application of any portion of the conversion to principal, shall reduce the amount of future interest eligible for conversion by the amount of the otherwise applied principal portion.

Before any payment is made with respect to interest or the Note Extension Fee, Borrower shall first receive written confirmation of Lender’s determination of its decision to receive cash or stock for such amounts.

The Note Extension Fee may be paid in cash or by a conversion of the Note Extension Fee and interest earned on the unpaid balance at time of conversion into stock, at the option of the Lender.  The rate of conversion should the Note Extension Fee and interest accrued subsequent to September 30, 2011 be paid in stock shall be one (1) share of stock at the average 22 day trailing daily closing price from the date of notice of conversion (“Conversion Price”).

The average trailing daily closing price cannot fall below $0.05 per share for conversion of fees and accrued interest.

II.           Agreement in Full Force and Effect as Amended.  Except as specifically amended, consented and/or waived hereby, the Agreement shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or any right, power or remedy of Lender, nor constitute a waiver of any provision of the Agreement or of any default or Event of Default under the Agreement, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Lender whether under the Agreement, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

III.           Miscellaneous.

(A)           This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(B)           This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Agreement.  This Amendment shall be considered part of the Agreement.

(C)           This Amendment and the Agreement constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Lender:

By:	/s/ Laird Q. Cagan
Laird Q. Cagan

Company:

Aemetis International, Inc. (f/k/a International Biodiesel, Inc.)

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

Aemetis, Inc.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

Amendment No. 1 to the Revolving Line of Credit Agreement dated October 16, 2012 and effective as of July 1, 2012